Exhibit 99.1

Evergreen Energy Establishes Thomas H. Stoner Jr. as Chairman
and Manuel H. Johnson as Lead Director of the Board

DENVER, September 10, 2010 — Evergreen Energy Inc. (NYSE Arca: EEE) announced changes to its Board of Directors.  Effective September 4th, Thomas H. Stoner Jr., CEO and director of Evergreen Energy, has assumed the role of Chairman of the Board, replacing William G. Gibson who resigned.  Independent member Manuel H. Johnson is serving as the Lead Director of the Board.  The board membership count is now six.
“I would like to thank Bill for his service and wish him well in his retirement,” stated Stoner.  “Year-to-date, Evergreen has established the company as a green technologies pure-play by successfully shedding significant non-core assets.  The board and our management team are excited about our opportunities for both GreenCert™ and K-Fuel®.  We are executing strategies to drive growth including enhancing our software capabilities with GreenCert EMIT and the GreenCert suite of services, strengthening sales and marketing with additional resources focused on channel development and building relationships in Asia for deploying K-Fuel.”

Evergreen Energy Inc.
Evergreen Energy Inc. (NYSE Arca: EEE) has developed two proven, proprietary, patented, and transformative green technologies: the GreenCert™ suite of software and services and K-Fuel®.  GreenCert, which is owned exclusively by Evergreen, is a scientifically accurate, scalable environment intelligence solution that measures greenhouse gases and generates verifiable emissions credits.  K-Fuel technology significantly improves the performance of low-rank coals yielding higher efficiency and lowering emissions.  Visit www.evgenergy.com for more information.

Safe Harbor Statement
Statements in this release that relate to future plans or projected results of Evergreen Energy Inc. are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended by the Private Securities Litigation Reform Act of 1995 (the "PSLRA"), and Section 21E of the Securities Exchange Act of 1934, as amended by the PSLRA, and all such statements fall under the "safe harbor" provisions of the PSLRA. Our actual results may vary materially from those described in any

"forward-looking statement" due to, among other possible reasons, the realization of any one or more of the risk factors described in our annual or quarterly reports, or in any of our other filings with the Securities and Exchange Commission, all of which filings any reader of this release is encouraged to study.  In addition, our ability to execute our business plan and develop the GreenCert™ or K-Fuel® technologies may be adversely impacted by an unfavorable decisions in the Buckeye litigation, which will limit our ability to utilize the proceeds received from the sale of Buckeye, completion of the sale of Ft. Union and the release of the bond funds, and our ability to raise significant additional capital or effectively complete any restructure transaction on a timely basis to fund our business operations.  Readers of this release are cautioned not to put undue reliance on forward-looking statements.

Evergreen Investor Contact:
Kirsten Chapman & Becky Herrick
Lippert / Heilshorn & Associates
415.433.3777
bherrick@lhai.com